Exhibit 10.1

GEOKINETICS INC.

August 15, 2007

Mr. David A. Johnson

P.O. Box 727

Simenton, Texas 77476

Dear Mr. Johnson:

                The purpose of this letter is to set forth our agreement regarding the termination of your employment and your resignation as the President, Chief Executive Officer and an employee of Geokinetics Inc. (the “Company”) effective August 15, 2007.  Your employment is being terminated pursuant to Section 4 of the Employment Relationship Letter Agreement, dated March 8, 2007 (the “Employment Agreement”), between the Company and yourself.  The Company shall pay to you any accrued but unpaid base compensation within ten (10) days of the effective date of your termination.

                In accordance with the terms of the Employment Agreement, the following termination settlement will be paid to you in accordance with the Company’s customary payroll practices provided you comply with the provisions of your Employment Agreement described in subparagraph (g) below, and the release, as set forth below, of any and all claims that you might have or wish to assert against the Company:

(a)                                  You will receive a severance benefit equal to $58,333.33 per month for 24 months ($1,400,000.00) beginning on September 1, 2007 and continuing through August 1, 2009;

(b)                                 During such period, you and your family will be eligible to participate in the Company’s health insurance and other benefit programs on the same terms at the Company’s expense, as you are currently participating in those programs;

(c)                                  During the period beginning on the date of your acceptance of this proposal and ending on September 15, 2007, you will agree to perform such services as may be requested by the President of the Company and as are appropriate in order to transition your responsibilities to your successor;

(d)                                 The Company will waive all restrictions on the 50,000 restricted shares of its Common Stock, $.01 par value (“Common Stock”) which were awarded to you in accordance with the terms of the Employment Agreement and will cause a certificate to be issued to you for such restricted shares, less the number of shares required to provide for the payment of appropriate withholding taxes;

(e)                                  The Company will accelerate vesting of the 8,333 shares of Common Stock subject to your outstanding stock option and will permit you to exercise the option in accordance with its term until December 1, 2015;

(f)                                    You will be reimbursed for all reasonable and necessary business expenses incurred by you on behalf of the Company during the performance of services under this letter agreement, with such reimbursement to be made in accordance with the Company’s standard policies for such reimbursement;

(g)                                 If the Company is contacted by a prospective employer for a reference, the Chairman of the Board of Directors of the Company will respond to such contact and advise your prospective employer that you satisfactorily completed your duties at the Company; and

(h)                                 In accordance with the terms of your Employment Agreement, (i) you acknowledge your prior agreement and obligation not to compete in the seismic services industry for a period of two years after the date hereof provided the payments described in subparagraph (a) above are made, and your non-compete is restricted to areas where the Company and its subsidiaries are operating at the date hereof, and (ii) you agree to execute such additional non-disclosure and confidentiality agreements with respect to the Company’s proprietary or confidential information as the Company may reasonably request.  You agree to return to the Company, within ten (10) days after the date of this Letter Agreement, all documents, property and equipment, including your computer, of the Company which are in your control.  During such ten-day period, you will delete all personal files and information from your laptop computer.  After your computer is returned to the Company, it will be preserved and made available to you, as necessary, so that you may respond to questions from the Company during the six-month period after the date of this Letter Agreement.

                You may accept this proposal by executing and returning a signed copy of this letter and Exhibit A hereto to the undersigned.  Upon your execution, this shall form a binding letter agreement between you and the Company (the “Letter Agreement”) subject, however, to your right of revocation as specified in paragraph 2 below.  If accepted, the following provisions shall apply.

1.                                       RELEASE.  In consideration for the termination settlement described above, you agree (on behalf of yourself and anyone who may now or hereafter have the right to claim or sue for or through you), your descendants, heirs, executors, administrators, and assigns, promise never to claim or sue or cause others to claim or sue the Released Parties (as hereafter defined) for anything hereinafter defined as Released Claims and you hereby forever release and discharge the Company, its affiliates and assigns together with its past and present directors, officers, agents, insurers and employees (collectively the “Released Parties”), of and from any and all claims, demands, obligations, damages or liabilities of any kind whatsoever, at law, in equity, or otherwise (collectively the “Released Claims”), whether known or unknown, suspected or unsuspected, which you now own or hold or have ever owned or held against the Released Parties.  The Released Claims include all claims arising out of or in any way connected with your employment, your termination of employment, or any other transactions, occurrences, acts, or omissions, or any losses, damage, or injury whatsoever, whether known or unknown, suspected or unsuspected, resulting from any act or omission of any of the Released Parties, committed or omitted prior to the date of this Release.  The Released Claims include, without limitation, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e; The Civil Rights Act of 1966, 42 U.S.C. § 1981; the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; any claim for severance pay, bonus, salary, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance, or any other fringe benefit, compensation, or disability benefit; or any other federal, state, executive order, or regulation regarding employment or termination of employment, or common law of any state relating to torts, employment contracts, and employment terminations before any state or federal court or administrative agency, civil rights agency, or any other forum. This Release will not impair your right, if any, to continued health care benefits coverage under COBRA, 29 U.S.C. §§ 1161-68, to any vested rights under any retirement plan maintained by the Company, or to any rights created under this Letter Agreement.

2.                                       Review and Revocation.  You have twenty-one (21) days to review and carefully consider this Letter Agreement before signing it and you have an additional seven (7) days after signing and returning the Letter Agreement to the undersigned to revoke this Letter Agreement.  During this twenty-one day period, you should consult with an attorney of your choosing, at your expense, to review this proposal.  If you wish to revoke this Letter Agreement, you must deliver written notice of such revocation within seven (7) days after signing and returning it to the undersigned. If you do not sign and return the Letter Agreement within twenty-one (21) days after the date hereof, or if you revoke the Letter Agreement in accordance with the foregoing, the Letter Agreement will become null and void.  The settlement pursuant to this letter will become effective seven (7) days after you sign and return this letter to the undersigned unless you revoke it within the seven-day period

3.                                       Successors and Assigns. This Letter Agreement is binding on the Company and its successors and on you and your heirs and representatives. Your rights and obligations hereunder are personal and may not be assigned.  In the event of your death prior to August 1, 2009, your severance benefits will be payable to, and will inure to the benefit of, first, your wife, and second, if she fails to survive you until September 1, 2009, your estate and heirs.

4.                                       Governing Law and Venue.  This Letter Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to principals of conflict of laws.  The parties agree that any dispute relating to your employment, the termination thereof or any of the terms or conditions of this Letter Agreement shall be resolved within the exclusive venue of a state court in Harris County, Texas or the United States District Court of the Southern District of Texas, Houston Division.

                If you wish to accept the forgoing proposal and agree that its terms and shall be binding  in accordance with the provisions of this letter, please sign in the space provided below and return it to the undersigned.

Sincerely,

GEOKINETICS INC.

By:	/s/ William R. Ziegler
William R. Ziegler,
Chairman of the Board of Directors

                I hereby accept the foregoing proposal this the 15th day of August, 2007.

/s/ David A. Johnson
David A. Johnson